                                                                    EXHIBIT 3.2A

                                   BY - LAWS

                                      OF

                         EDUCATION LOANS INCORPORATED

                       (as amended through May 7, 1997)

                                 ____________

                                   ARTICLE I

                                     Name
                                     ----

     The name of the Corporation shall be Education Loans Incorporated, and it is sometimes referred to in these By-Laws as the Corporation.

                                  ARTICLE II

                                   Purposes
                                   --------

     1. Purposes. The purposes for which the Corporation is formed are those set forth in its Articles of Incorporation, as from time to time amended. Namely, the Corporation is organized exclusively for the purpose of providing funds for the acquisition of and acquiring student loan notes incurred under the Federal Higher Education Act of 1965, as amended, and to provide procedures for the servicing of such loans as required for continued participation in the Federally Insured Guaranteed Student Loan Program under the Higher Education Act of 1965, as amended, and to devote any income (after payment of expenses, debt service, and the creation of reserves for the same) to the purchase of additional student loan notes or to pay over any income to the United States. The Corporation shall have and exercise all powers conferred by the laws of the State of South Dakota upon corporations formed under the South Dakota Non-Profit Corporation Act, which are consistent with the foregoing purposes and which an organization described in Section 103(e) of the Internal Revenue Code of 1954, as amended through October 21, 1986, Sections 150(d) and 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or the corresponding provisions of any future United States Internal Revenue Law, and the regulations promulgated thereunder, as amended or as hereinafter amended, may have or exercise. Notwithstanding any other provision of these By-Laws, the Corporation shall not carry on any other activities not permitted to be carried on (a) by a corporation exempt from federal income tax under Section 501(c)(3) of the Code and exempt from Federal income tax under Section 501(a) of the Code (or the corresponding provisions of any future United States Internal Revenue Law) or
(b) by a corporation, contributions to which are deductible under Section 170(c)(2) of the Code (or the corresponding provision of any future United States Internal Revenue Law).
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     2.  Powers.  In general, carrying on any activity in connection with the foregoing and having and exercising all of the powers and rights conferred by the laws of the State of South Dakota upon corporations formed under such laws.

     3. 501(c)(3). Notwithstanding anything contained herein to the contrary, the Corporation is organized and shall be operated exclusively for purposes provided for in Sections 501(c)(3) and 150(d) of the Code as the same now exists or as they may be amended from time to time. No part of the net earnings of this Corporation shall inure to the benefit of any private shareholder, member or individual; no substantial part of the activities of the Corporation shall consist of carrying on propaganda or otherwise attempting to influence legislation; and the Corporation shall not participate in, or intervene in (by publishing or distributing statements or otherwise), any political campaign on behalf of any candidate for public office.

                                  ARTICLE III

                                  Dissolution
                                  -----------

     In the event of dissolution of the Corporation, no individual shall be entitled to any distribution or division of its remaining property or its proceeds. The balance of money and other property received by the Corporation from any source, after payment of all debts and obligations, shall be distributed to the United States of America, to the extent such money and other property constitutes "income" or is otherwise required to be distributed to the United States in order to enable the Corporation to issue "qualified scholarship funding bonds" within the meaning of Section 150(d) of the Code or the corresponding provisions of any future United States Internal Revenue Law. To the extent not otherwise provided in the preceding sentence, such money and other property shall be distributed to the State of South Dakota for public purposes.

                                  ARTICLE IV

                                Basic Policies
                                --------------

     The following are basic policies of the Corporation:

     1. Restrictions. The Corporation shall be noncommercial, nonsectarian, and nonpartisan.

     2. Commercial Activities. The name of the Corporation or the names of any members in their official capacities shall not be used in any connection with a commercial concern or with any partisan interest or for any purpose not appropriately related to promotion of the objects of the Corporation.

                                      -2-
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     3.  Limitations.  The Corporation may cooperate with other organizations and agencies concerned with social welfare, but persons representing the Corporation in such matters shall make no commitments that bind the Corporation.

                                   ARTICLE V

                          Officers and Their Election
                          ---------------------------

     1. Officers. (a) The officers of the Corporation shall consist of a Chairman, a Vice-Chairman, a Secretary, a Treasurer, a President, Senior Vice-President, Vice-Presidents, and such other officers as may be authorized by the directors from time to time.

     (b) Officers shall be elected by ballot annually by the Board of Directors in the month of December. However, if there is but one nominee for any office, it shall be in order to move that the Secretary cast the elective ballot of the Corporation for the nominee.

     (c) Officers shall assume their official duties following the close of the annual meeting in December, and shall serve for a term of one year and until the election and qualification of their successors.

     (d) Any officer of the Corporation may be removed, with or without cause, by a majority vote of the directors of the Corporation then in office.

     2. Vacancy. A vacancy occurring in any office shall be filled for the unexpired term and by a person elected by a majority vote of the members of the Board of Directors, notice of such election having been given. In case a vacancy occurs in the office of Chairman, the Vice-Chairman shall serve notice of the election.

     3. Other Agents. The Board of Directors may, from time to time, appoint such agents as it shall deem necessary, each of whom shall hold office during the pleasure of the Board of Directors and shall have such authority and perform such duties and receive such reasonable compensation, if any, as the Board of Directors may from time to time determine.

     4. Assistant Secretary. The Board of Directors may designate an Assistant Secretary of the Corporation, who shall perform only such duties and take only such actions as the Board of Directors may from time to time determine.

     5. Assistant Treasurer. The Board of Directors may designate an Assistant Treasurer of the Corporation, who shall perform only such duties and take only such actions as the Board of Directors may from time to time determine.

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                                  ARTICLE VI

                              Duties of Officers
                              ------------------

     1. Chairman. The Chairman shall preside at all meetings of the Board of Directors at which he may be present; shall perform such other duties as may be prescribed in these By-Laws or assigned to him by the Board of Directors, and shall coordinate the work of the officers and committees of the Corporation in order that the purposes may be promoted.

     2. Vice-Chairman. The Vice-Chairman shall act as aide to the Chairman and shall perform the duties of the Chairman during the absence or disability of that officer.

     3. Secretary. The Secretary shall record the minutes of all meetings of the Board of Directors and shall perform such other duties as may be delegated to him.

     4. Treasurer. The Treasurer shall have custody of all of the funds of the Corporation; shall keep a full and accurate account of receipts and expenditures; and shall make disbursements in accordance with the approved budget as authorized by the Board of Directors or a special committee. The Treasurer shall present a financial statement at every meeting of the Board of Directors and shall make a full report at the annual meeting. The Treasurer shall be responsible for the maintenance of such books of account and records as conform to the requirements of these By-Laws.

     5. President. The duties of the President shall be (a) to transact necessary business in the intervals between meetings of the Board of Directors and such other business as may be referred to him by the Board of Directors; (b) to present a report at the regular meetings of the Board of Directors; (c) to prepare and submit to the Board of Directors for approval a budget for each fiscal year; and (d) to approve routine bills within the limits of the budget.

     6. Senior Vice-President and Vice-Presidents. A Senior Vice-President and Vice-Presidents may be elected from time to time by the members of the Board of Directors of the Corporation and shall perform such duties as are from time to time determined by the Board of Directors.

     7. Bank Accounts. A bank account designated as the "Operating Account" shall be established at the Dacotah Bank Aberdeen of Aberdeen, South Dakota. Any two of the officers of the Board of Directors and other officers designated by resolution of the Board of Directors are authorized to deposit and withdraw from

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said account and any two of the officers of the Board of Directors are authorized to obligate the Corporation by notes or other promises to pay.

     8.  Other Duties.  All officers shall:

     (a) Perform, in addition to the duties outlined in these By-Laws, those assigned from time to time by the Board of Directors.

     (b)  Deliver to their successors all official material not later than ten
(10) days following the election of their successors.

                                  ARTICLE VII

                              Board of Directors
                              ------------------

     1. Number. There are authorized not more than seven members of the Board of Directors, as are from time to time determined by the Board of Directors.

     2. Removal. Directors may be removed and successors appointed by the Governor of the State of South Dakota if any event of default occurs under the Corporation's initial indenture of trust for student loan revenue bonds and the Governor is notified of such an event of default by the Trustee pursuant to the terms of such indenture.

     3. Term. The members of the Board of Directors shall serve until the election and qualification of their successors at the succeeding annual meeting of the Board of Directors.

     4. Meetings. Regular meetings of the Board of Directors shall be held monthly during the year, the time and dates to be fixed by the Board from time to time. A majority of the Board of Directors shall constitute a quorum. Special meetings of the Board of Directors may be called by the Chairman or by a majority of the members of the Board.

     5. Compensation. The compensation of officers and directors, for services rendered as a director or officer, shall be determined from time to time by a resolution of the Board of Directors at any regular or special meeting of the same.

     6. Resignation. Any director may resign at any time by giving written notice to the President of the Corporation. Such resignation shall take effect at any time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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                                 ARTICLE VIII

                        Standing and Special Committees
                        -------------------------------

     1. Committees. The Board of Directors may create such standing committees as it may deem necessary to promote the purposes and carry on the work of the Corporation. The term of each committee chairman shall be one year and until the election and qualification of his successor.

     2. Plan. The chairman of each standing committee shall present a plan for work to the Board of Directors for approval. No committee work shall be undertaken without the consent of the Board of Directors.

     3. Special Committees. The power to form special committees and appoint their members rests with the Board of Directors.

     4. Ex Officio Member. The Chairman shall be a member ex officio of all committees except the nominating committee.

                                  ARTICLE IX

                                     Seal
                                     ----

     The seal of the Corporation shall be in the form prescribed by the Board of Directors and shall have inscribed thereon the name of the Corporation and the words "Corporate Seal" and "South Dakota".

                                   ARTICLE X

                   Indemnification of Directors and Officers
                   -----------------------------------------

     1.  Mandatory Indemnification.

     a. To the extent an Executive has been successful on the merits or otherwise in connection with any Action (see Section 15 of this Article X for definitions of capitalized terms used herein), including, without limitation, the settlement, dismissal, abandonment or withdrawal of any such Action where the Executive does not pay, incur or assume any material Liabilities, he or she shall be indemnified by the Corporation against all Liabilities incurred by or on behalf of him or her in connection therewith. The Corporation shall pay or reimburse such Liabilities to the Executive, or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days after the receipt of the Executive's written request therefor, without regard to the provisions of Section 3.

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In the event the Corporation refuses or fails to pay or reimburse such requested
Liabilities, the Executive may petition a court to order the Corporation to make such payment pursuant to Section 4.

     b. In all cases other than those set forth in Section 1a hereof and subject to the conditions and limitations set forth hereinafter in this Article X, the Corporation shall indemnify and hold harmless any Executive who is or was a party, or is threatened to be made a party, to any Action by reason of his or her status as an Executive, and/or as to acts performed in the course of such Executive's duties to the Corporation and/or an Affiliate, against Liabilities incurred by or on behalf of an Executive in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action; provided, that it is not determined by the Authority, or by a court, pursuant to Section 3 that the Executive engaged in misconduct which constitutes a Breach of Duty.

     c. Notwithstanding any other provision contained in this Article X to the contrary, the Corporation shall not:

          (i) indemnify against Liabilities (or advance Expenses) to an Executive with respect to any Action initiated or brought voluntarily by the Executive and not by way of defense, except with respect to Actions:

               (a) brought to establish or enforce a right to indemnification against Liabilities (or an advance of Expenses) under Section 4, under the Act or under any other applicable statute, law or provision;

               (b) initiated or brought voluntarily by an Executive to the extent such Executive is successful on the merits or otherwise in connection with such an Action; or

               (c)  as to which the Board determines it be appropriate.

          (ii) indemnify an Executive against judgments, fines or penalties incurred in a Derivative Action if the Executive is finally adjudged liable to the Corporation by a court (unless the court before which such Derivative Action was brought determines that the Executive is fairly and reasonably entitled to indemnity for any or all of such judgments, fines or penalties); or

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          (iii)  indemnify an Executive under this Article X for any amounts paid in settlement of any Action effected without the Corporation's written consent.

     d. The Corporation shall not settle any Action in any manner which would impose any Liabilities or other type of limitation on the Executive without the Executive's written consent. Neither the Corporation nor the Executive shall unreasonably withhold their consent to any such proposed settlement.

     2.  Advance for Expenses.

     a. The Corporation shall from time to time pay to or reimburse an Executive, or such other person or entity as the Executive may designate in writing to the Corporation, Expenses incurred by or on behalf of such Executive in connection with any Action in advance of the final disposition or conclusion of any such Action within ten days after the receipt of the Executive's written request therefor; provided, that the Executive furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty and agrees in writing to repay any advances made under this Section 2 if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to this Article X.

     3.  Determination of Right to Indemnification.

     a. Except as otherwise set forth in this Section 3 or in Section 1c, any indemnification to be provided to an Executive by the Corporation under Section 1b upon the final disposition or conclusion of any Action, unless otherwise ordered by a court, shall be paid or reimbursed by the Corporation to the Executive, or such other person or entity as the Executive may designate in writing to the Corporation, within sixty days after the receipt of the Executive's written request therefor. Such request shall include an accounting of all Liabilities for which indemnification is being sought. No further corporate authorization for such payment shall be required other than this
Section 3a.

     b. Notwithstanding the foregoing, the payment of such requested indemnifiable Liabilities pursuant to Section 1b may be denied by the Corporation if:

          (i) a Disinterested Quorum, by a majority vote thereof, determines that the Executive has engaged in misconduct which constitutes a Breach of Duty; or

          (ii) a Disinterested Quorum cannot be obtained.

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     c.  In either event of nonpayment pursuant to Section 3b, the Board shall immediately authorize and direct, by resolution, that an independent determination be made as to whether the Executive has engaged in misconduct which constitutes a Breach of Duty and, therefore, whether indemnification of the Executive is proper pursuant to this Article X. If the Board does not authorize an Authority to determine the Executive's right to indemnification hereunder within such sixty-day period and/or if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Executive did not engage in misconduct constituting a Breach of Duty and, if not so paid, indemnification by the Company of the requested amount of Liabilities shall be paid to the Executive immediately.

     d. An independent determination under Section 3c shall be made, at the option of the Executive seeking indemnification, by (i) a panel of three arbitrators (selected as set forth below in Section 3f from the panels of arbitrators of the American Arbitration Association) at a location to be mutually agreed upon by the Executive and the Corporation, in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association; (ii) an independent legal counsel mutually selected by the Executive seeking indemnification and a Disinterested Quorum (or by the Board if a Disinterested Quorum cannot be obtained) by a majority vote thereof; or (iii) a court in accordance with Section 4.

     e. In any such independent determination under Section 3c there shall exist a rebuttable presumption that the Executive has not engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification hereunder. The burden of rebutting such presumption by clear and convincing evidence shall be on the Corporation or on such other party challenging the payment of such indemnification.

     f. If a panel of arbitrators is to be employed hereunder, one of such arbitrators shall be selected by a Disinterested Quorum (or by the Board if a Disinterested Quorum is not obtainable) by a majority vote thereof, the second by the Executive seeking indemnification and the third by the two previously selected arbitrators.

     g. To the extent practicable, the Authority shall make its independent determination hereunder within sixty days of being selected and shall simultaneously submit a written opinion of its conclusions to both the Corporation and the Executive.

     h. If the Authority determines that an Executive is entitled to be indemnified for any Liabilities pursuant to this Article X, the Corporation shall pay such Liabilities to the Executive, including interest on such amounts as provided in

                                      -9-
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Section 6c, or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days of receipt of such opinion.

     i. The Expenses associated with the indemnification process set forth in this Section 3, including, without limitation, the Expenses of the Authority selected hereunder, shall be paid by the Corporation.

     4.  Court-Ordered Indemnification and Advance for Expenses.

     a. An Executive may, either before or within two years after a determination, if any, has been made by the Authority, petition the court before which such Action was brought or any other court of competent jurisdiction to independently determine whether or not he or she has engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification under the provisions of this Article X. Such court shall thereupon have the exclusive authority to make such determination unless and until such court dismisses or otherwise terminates such proceeding without having made such determination. An Executive may petition a court under this Section 4 either to seek an initial determination as authorized by Section 3d or to seek review of a previous determination by the Authority.

     b. The court shall make its independent determination irrespective of any prior determination made by the Authority; provided, however, that there shall exist a rebuttable presumption that the Executive has not engaged in misconduct which constitutes a Breach of Duty and is, therefore, entitled to indemnification hereunder. The burden of rebutting such presumption by clear and convincing evidence shall be on the Corporation or such other party challenging the payment of indemnification.

     c. In the event the court determines that an Executive has engaged in misconduct which constitutes a Breach of Duty, it may nonetheless order indemnification to be paid by the Corporation if it determines that the Executive is otherwise fairly and reasonably entitled to such indemnification in view of all of the circumstances of such Action.

     d. In the event the Corporation does not (i) advance Expenses to the Executive within ten days of such Executive's compliance with Section 2; or (ii) indemnify an Executive with respect to requested Liabilities under Section 1a within ten days of such Executive's written request therefor, the Executive may petition the court before which such Action was brought, if any, or any other court of competent jurisdiction to order the Corporation to pay such Expenses or Liabilities immediately. Such court, after giving any notice it considers necessary, shall order the Corporation to immediately pay such Expenses or Liabilities if it determines that the Executive has complied with the applicable provisions of Section 2 or 1a, as the case may be.

     e. If the court determines pursuant to this Section 4 that the Executive is entitled to be indemnified for any Liabilities, or to the advance of Expenses, unless otherwise ordered by such court, the Corporation shall pay such Liabilities or Expenses to the Executive, including interest thereon as provided in Section 6c, or to such other person or entity as the Executive may designate in writing to the Corporation, within ten days of the rendering of such determination.

     f. An Executive shall pay all Expenses incurred by such Executive in connection with the judicial determination provided in this Section 4, unless it shall ultimately be determined by the court that he or she is entitled, in whole or in part, to be indemnified by, or to receive an advance from, the Corporation as authorized by this Article X. All Expenses incurred by an Executive in connection with any subsequent appeal of the judicial determination provided for in this Section 4 shall be paid by the Executive regardless of the disposition of such appeal.

     5. Termination of an Action is Nonconclusive. The adverse termination of any Action against an Executive by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the Executive has engaged in misconduct which constitutes a Breach of Duty.

     6.  Partial Indemnification; Reasonableness; Interest.

     a. If it is determined by the Authority, or by a court, that an Executive is entitled to indemnification against Liabilities incurred as to some claims, issues or matters, but not as to other claims, issues or matters, involved in any Action, the Authority, or the court, shall authorize the proration and payment by the Corporation of such Liabilities with respect to which indemnification is sought by the Executive, among such claims, issues or matters as the Authority, or the court, shall deem appropriate in light of all of the circumstances of such Action.

     b. If it is determined by the Authority, or by a court, that certain Expenses incurred by or on behalf of an Executive are for whatever reason unreasonable in amount, the Authority, or the court, shall nonetheless authorize indemnification to be paid by the Corporation to the Executive for such Expenses as the Authority, or the court, shall deem reasonable in light of all of the circumstances of such Action.

     c. Interest shall be paid by the Corporation to an Executive at a reasonable interest rate as determined by the Authority, or by a court, for amounts for which the Corporation indemnifies or advances to the Executive.

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     7.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was an Executive of the Corporation, and/or is or was serving as an Executive of an Affiliate, against Liabilities asserted against him or her and/or incurred by or on behalf of him or her in any such capacity, or arising out of his or her status as such an Executive, whether or not the Corporation would have the power to indemnify him or her against such Liabilities under this Article X or under the Act. Except as expressly provided herein, the purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Corporation and/or any Executive under this Article X. Such insurance may, but need not, be for the benefit of all Executives of the Corporation and those serving as an Executive of an Affiliate.

     8. Witness Liabilities. The Corporation shall advance or reimburse any and all Liabilities incurred by or on behalf of an Executive in connection with his or her appearance as a witness in any Action at a time when he or she has not been formally named a defendant or respondent to such an Action, within ten days after the receipt of an Executive's written request therefor.

     9. Indemnification of Employees. To the extent determined appropriate by the Board, the Corporation may indemnify and hold harmless any person who is or was a party, or is threatened to be made a party to any Action by reason of his or her status as, or the fact that he or she is or was an employee or authorized agent or representative of the Corporation and/or an Affiliate as to Liabilities incurred in connection with an Action arising out of acts performed in the course and within the scope of such employee's, agent's or representative's duties to the Corporation and/or an Affiliate, in accordance with and to the fullest extent permitted by the Act.

     10. Severability. If any provision of this Article X shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article X contravene public policy, this Article X shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable, and the Corporation shall indemnify and hold harmless an Executive against Liabilities incurred with respect to any Action to the fullest extent permitted by any applicable provision of this Article X that shall not have been invalidated and to the fullest extent otherwise permitted by the Act; it being understood that the intention of the Corporation is to provide the Executives with the maximum protection against personal liability available under the Act.

     11. Nonexclusivity of Article X. The right to indemnification against Liabilities and advancement of Expenses provided to an Executive by this
Article X

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shall not be deemed exclusive of any other rights to indemnification against
Liabilities and advancement of Expenses which any Executive or other employee or agent of the Corporation and/or of an Affiliate may be entitled under any charter provision, written agreement, resolution, vote of disinterested directors of the Corporation or otherwise, including, without limitation, under the Act, both as to acts in his or her official capacity as such Executive or other employee or agent of the Corporation and/or of an Affiliate or as to acts in any other capacity while holding such office or position, whether or not the Corporation would have the power to indemnify against Liabilities or advance Expenses to the Executive under this Article X or under the Act; provided that it is not determined that the Executive or other employee or agent has engaged in misconduct which constitutes a Breach of Duty.

     12.  Notice to the Corporation; Defense of Actions.

     a. An Executive shall promptly notify the Corporation in writing upon being served with or having actual knowledge of any citation, summons, complaint, indictment or any other similar document relating to any Action which may result in a claim of indemnification against Liabilities or advancement of Expenses hereunder, but the omission so to notify the Corporation will not relieve the Corporation from any Liability which it may have to the Executive otherwise than under this Article X unless the Corporation shall have been irreparably prejudiced by such omission.

     b. With respect to any such Action as to which an Executive notifies the Corporation of the commencement thereof:

          (i) The Corporation shall be entitled to participate therein at its own expense; and

          (ii) Except as otherwise provided below, to the extent that it may wish, the Corporation (or any other indemnifying party, including any insurance carrier, similarly notified by the Corporation or the Executive) shall be entitled to assume the defense thereof, with counsel selected by the Corporation (or such other indemnifying party) and reasonably satisfactory to the Executive.

     c. After notice from the Corporation (or such other indemnifying party) to the Executive of its election to assume the defense of an Action, the Corporation shall not be liable to the Executive under this Article X for any Expenses or other Liabilities subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ his or her own counsel in such Action but the Expenses of such counsel incurred after notice from the Corporation (or such

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other indemnifying party) of its assumption of the defense thereof shall be at the expense of the Executive unless (i) the employment of counsel by the Executive has been authorized by the Corporation (or such other indemnifying party); (ii) the Executive shall have reasonably concluded that there may be a conflict of interest between the Corporation (or such other indemnifying party) and the Executive in the conduct of the defense of such Action; or (iii) the Corporation (or such other indemnifying party) shall not in fact have employed counsel to assume the defense of such Action, in each of which cases the Expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any Derivative Action or any Action as to which the Executive shall have made the conclusion provided for in clause (ii) above.

     13. Continuity of Rights and Obligations. The terms and provisions of this Article X shall continue as to an Executive subsequent to his or her Termination Date and such terms and provisions shall inure to the benefit of the heirs, estate, executors and administrators of such Executive and the successors and assigns of the Corporation, including, without limitation, any successor to the Corporation by way of merger, consolidation and/or sale or disposition of all or substantially all of the assets of the Corporation. Except as provided herein, all rights and obligations of the Corporation and the Executive hereunder shall continue in full force and effect despite the subsequent amendment or modification of the Corporation's Articles of Incorporation, as it is in effect on the date hereof, and such rights and obligations shall not be affected by any such amendment or modification, any resolution of directors of the Corporation, or by any other corporate action which conflicts with or purports to amend, modify, limit or eliminate any of the rights or obligations of the Corporation and/or of the Executive hereunder.

     14. Amendment. This Article X may only be altered, amended or repealed by the affirmative vote of two-thirds of the Board of Directors of the Corporation; provided, however, that the Board may alter or amend this Article X by majority vote if any such alteration or amendment:

     a. Is made in order to conform to any amendment or revision of the Act which (i) expands or permits the expansion of an Executive's right to indemnification thereunder; (ii) limits or eliminates, or permits the limitation or elimination, of the liability of the Executives; or (iii) is otherwise beneficial to the Executives; or

     b. In the sole judgment and discretion of the Board, does not materially adversely affect the rights and protections of the Corporation.

     Any repeal, modification or amendment of this Article X shall not adversely affect any rights or protections of an Executive existing under this Article X immediately prior to the time of such repeal, modification or amendment.

     15. Certain Definitions. The following terms as used in this Article X shall be defined as follows:

     a. "Act" shall mean the South Dakota Nonprofit Corporation Act (or any successor provisions), as the same shall then be in effect, including any amendments thereto, but, in the case of such amendment, only to the extent such amendment permits or requires the Corporation to provide broader rights to indemnification than the Act permitted or required the Corporation to provide prior to such amendment.

     b. "Action(s)" shall include, without limitation, any threatened, pending or completed action, claim, litigation, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether predicated on foreign, Federal, state or local law, whether brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and/or the Investment Company Act of 1940, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, whether a Derivative Action and/or whether formal or informal.

     c. "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, limited liability company, employee benefit plan, trust, or other similar enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

     d. "Authority" shall mean the panel of arbitrators or independent legal counsel selected under Section 3 of the Agreement.

     e. "Board" shall mean the entire then serving Board of Directors of the Corporation.

     f. "Breach of Duty" shall mean the Executive breached or failed to perform his or her duties to the Corporation or an Affiliate, as the case may be, and the Executive's breach of or failure to perform those duties constituted:

          (i) a breach of his or her "duty of loyalty" (as defined herein) to the Corporation;

          (ii) acts or omissions not in "good faith" (as further defined herein) or which involve intentional or willful misconduct or a knowing violation of the law;

          (iii) a violation of Section 47-24-5 of the Act; or

          (iv) a transaction from which the Executive derived an improper direct personal financial profit (unless such profit is determined to be immaterial in light of all the circumstances); provided, that transactions between the Corporation and the Executive or an entity in which the Executive has a direct or indirect interest which are approved or ratified by the Board after full disclosure to the Board of all material aspects of the nature and extent of Executive's interest in such transaction shall not be considered as giving rise to an improper personal financial profit of the Executive as long as the terms and conditions of such transaction are consistent in all material respects with the transaction approved by the Board.

     In determining whether an Executive has acted or omitted to act otherwise than in "good faith," as such term is used herein, the Authority, or the court, shall determine solely whether such Executive (i) in the case of conduct in his or her "official capacity" (as defined herein) with the Corporation, believed in the exercise of his or her business judgment, that his or her conduct was in the best interests of the Corporation; and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the Corporation. Notwithstanding any other provision of this Article X, an Executive's conduct with respect to an employee benefit plan or trust sponsored by or otherwise associated with the Corporation and/or an Affiliate for a purpose he or she reasonably believes to be in the interests of the participants in and beneficiaries of such plan is conduct that does not constitute a breach or failure to perform his or her duties to the Corporation or an Affiliate, as the case may be.

     g. "Derivative Action" shall mean any Action brought by or in the right of the Corporation and/or an Affiliate.

     h. "Disinterested Quorum" shall mean a quorum of the Board who are not parties in interest to the subject Action or any related Action.

     i. "Duty of loyalty" shall mean a breach of fiduciary duty by an Executive which constitutes a willful failure to deal fairly with the Corporation in connection with a transaction in which the Executive has a material undisclosed personal conflict of interest.

     j. "Executive(s)" shall mean any individual who is, was or has agreed to become a director and/or officer of the Corporation and/or an Affiliate.

     k. "Expenses" shall include, without limitation, any and all reasonable expenses, fees, costs, charges, attorneys' fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the Executive in connection with the Action for which he or she is not otherwise compensated by the Corporation, any Affiliate, any third party or other entity and any and all other reasonable direct and indirect costs of any type or nature whatsoever.

     l. "Liabilities" shall include, without limitation, judgments, amounts incurred in settlement, fines, penalties and, with respect to any employee benefit plan, any excise tax or penalty incurred in connection therewith, all Expenses and any and all other reasonable liabilities of every type or nature whatsoever incurred in connection with the subject Action.

     m. "Official capacity" shall mean the office of director or officer in the Corporation, membership on any committee of directors, any other offices in the corporation held by an Executive and any other employment or agency relationship between the Executive and the Corporation and "official capacity," as such term is used herein, shall not include service for any Affiliate or other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

     n. "Termination Date" shall mean the date an Executive ceases, for whatever reason, to serve in an employment or directorship relationship with the Company and/or any Affiliate.

     16. Private Foundation Limitation. Notwithstanding the foregoing, during any period in which the Corporation is a "private foundation" within the meaning of section 509(a) of the Code, as amended, the following limitation shall apply:
No indemnification shall be provided to the extent such indemnification would constitute an act of "self-dealing" or would otherwise be subject to excise taxes under Chapter 42 of the Code, or any successor provision thereto.

                                  ARTICLE XI

                        Emergency Succession Resolution
                        -------------------------------

     1. That in the event of the death, resignation, or disability of the President of the Corporation, the Senior Vice-President shall succeed to all of the duties and authorities of the President pending action by the Board of Directors of the Corporation. Pending and until the meeting of the Board of Directors, the Senior Vice-President shall have the authority to designate any Vice-President to assume the duties of the Senior Vice-President and assign such other duties to other employees as such Senior Vice-President deems fit and proper.

     2. In the event of the simultaneous death, resignation, or disability of the President and Senior Vice President of the Corporation, the most senior Vice-President of the Corporation in terms of position with the Corporation shall succeed to all of the duties and authorities of the President of the Corporation, pending action by the Board of Directors of the Corporation in the following order:

               1.  Vice-President -- Operations

               2.  Vice-President -- Comptroller

               3.  Vice-President -- M.I.S. and Administration

Pending and until a meeting of the Board of Directors, such senior Vice-President shall have authority to designate further Vice-Presidents of the Corporation to assume such duties as the most senior Vice-President deems fit and proper.

     3. In the event that two or more directors of the Corporation shall die, or in the event of any occurrence by death, resignation, disability or otherwise which prevents the existence of a quorum of directors of the Corporation, then the number of the then remaining directors of the Corporation shall constitute a quorum of the Board of Directors to transact business for all purposes.

     4. In the event of the death, resignation, disability or any other reason which prevents the performance of the duties of all of the Board of Directors of this Corporation, then the most senior officer of the Corporation in the order of President, Senior Vice-President, or most senior Vice-President as set forth in paragraph 2 of this Article, shall automatically become a member of the Board of Directors of the Corporation for all purposes and shall forthwith notify the then existing Governor of the State of South Dakota of the vacancies in the Board of Directors of the Corporation and request such Governor to appoint new members of the Board of Directors to assume the management of the affairs of the Corporation.

                                  ARTICLE XII

                                Informal Action
                                ---------------

     Any action that may be taken by the Board of Directors at a formal meeting may also be taken without a meeting if all directors of the Corporation agree to such action and such consent in writing, setting forth the action so to be taken, shall be signed by all of the directors and forthwith made a part of the minutes of the meetings of the Board of Directors.

                                 ARTICLE XIII

                                  Amendments
                                  ----------

     These By-Laws may be amended, repealed, or altered in whole or in part by a majority vote at any regular or special meeting of the Board of Directors of the Corporation.